Exhibit 10.1
FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT
     This Fourth Amendment (“Amendment”) to the Employment Agreement dated December 3, 2003, between Tesoro Corporation (“Company”) and Bruce A. Smith (“Executive”), as amended February 2, 2006, November 1, 2006, and December 12, 2008 (“Agreement”), is entered into this 4th day of August, 2009, by and between the Company and Executive, sometimes collectively referred to herein as the “Parties.”
WITNESSETH:
     WHEREAS, the Company and Executive have previously entered into an employment agreement which has been amended on three occasions; and
     WHEREAS, the Company and Executive desire to amend the Agreement again to reflect certain changes they have agreed to.
     NOW, THEREFORE, in consideration of the mutual promises, covenants, and conditions set forth herein, including but not limited to Executive’s employment and the payments and benefits described herein, the sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:
     1. Section 2 of the Agreement is hereby amended by deleting the current language and replacing it with the following language:
     “2. TERM OF EMPLOYMENT. The term of this Agreement shall begin on the Effective Date, and shall expire and Executive’s employment with the Company shall end on December 31, 2011. The period during which Executive is employed hereunder shall be referred to as the ‘Employment Period.’ Either the Company or the Executive shall have the right to terminate the Employment Period at any time during the term hereof, in accordance with Section 5, below.”
     2. Section 3 of the Agreement is hereby amended by adding the following language at the end of Section 3(a):
     “At the direction of the Board, Executive shall assist the Company in identifying and recruiting, if necessary a potential successor to the chief executive officer position. Executive further agrees to ensure that a smooth transition occurs and when the successor chief executive officer is elected by the Board, if requested by the Board, Executive shall transition from President and Chief Executive Officer to non-executive Chairman of the Board.”
     3. Section 5 of the Agreement is hereby amended by moving Section 5(f) to Section 5(g), and creating a new Section 5(f), as reflected below:
     “(f) RETIREMENT BY EXECUTIVE. Executive shall terminate his employment by retirement during the Employment Period on the date a successor chief executive officer is elected by the Board. Provided, however, Executive

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shall continue to serve as Chairman of the Board for up to one (1) year after his termination of employment by retirement for $1.00 if requested by the Board. In no event shall Retirement by Executive, as provided in this Section 5(f), constitute Termination by the Company Without Cause or Termination By Executive for Good Reason, for purposes of Section 6(e) of this Agreement.”
     4. Section 6 of the Agreement is hereby amended by moving Section 6(f) to Section 6(g), Section 6(g) to Section 6(h), and creating a new Section 6(f), as reflected below:
     “(f) TERMINATION BY EXECUTIVE FOR RETIREMENT. In lieu of any other benefits under this agreement, in the event that Executive terminates his employment by retiring pursuant to Section 5(f) above, the Company shall pay Executive the amounts as described below in subsections (i), (ii), and (vi) except for the special completion bonus, and if at such time Executive has fulfilled the conditions set forth in Section 3(a) above to the satisfaction of the Board, the Company shall, in addition pay Executive the amounts as described below in subsections (iii), (iv), (v) and the special completion bonus in (vi):
     (i) Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination, and any earned but unpaid bonuses for any prior period; provided, however, that such earned but unpaid bonuses shall be paid in a cash lump sum on the first business day following the end of the six (6) month period commencing on the date of Executive’s termination of employment by retirement;
     (ii) Any benefits to which Executive may be entitled pursuant to the plans, policies, and arrangements referred to in Section 4(f) hereof shall be determined and paid in accordance with the terms of such plans, policies, and arrangements;
     (iii) The amount of Executive’s Base Salary from the date of his retirement through December 31, 2011, paid in a cash lump sum on the first business day following the end of the six (6) month period commencing on the date of Executive’s termination of employment by retirement;
     (iv) A prorated bonus through Executive’s retirement date may be awarded at the Board’s discretion based, in part, on Executive’s performance in facilitating a smooth transition of the successor chief executive officer, and the Company’s business results. Such prorated bonus, if any, shall be paid in a cash lump sum on the first business day following the end of the six (6) month period commencing on the date of Executive’s termination of employment by retirement;

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     (v) All of Executive’s unvested equity awards, including stock options, restricted stock, SARs, and/or phantom stock will vest upon Executive’s retirement as President and Chief Executive Officer and all such stock options, SARs and/or phantom stock along with those already vested prior to the date of such retirement shall have the full remaining original term of each grant to be exercised;
     (vi) Executive’s lump sum benefit under the Tesoro Corporation Amended and Restated Executive Security Plan shall be determined as of the date of Executive’s retirement as provided under the terms of such plan; provided, however, that if such benefit, calculated as of the date of Executive’s retirement, is less than the amount of Executive’s lump sum benefit thereunder, determined as of May 31, 2009, Executive shall receive a special completion bonus for the difference, payable in a cash lump sum on the first business day following the end of the six (6) month period commencing on the date of Executive’s termination of employment by retirement.”
IN WITNESS WHEREOF, the parties hereto have duly executed this Fourth Amendment as of the day and year first above written.

TESORO CORPORATION
By:	/s/ CHARLES S. PARRISH
CHARLES S. PARRISH
Executive Vice President, General Counsel and Secretary

Date:	August 4, 2009

EXECUTIVE:
/s/ BRUCE A. SMITH
BRUCE A. SMITH, Executive
Date:	August 4, 2009

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